BRIGHTHOUSE LIFE INSURANCE COMPANY

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

Supplement dated August 31, 2020

to the

Prospectuses dated August 31, 2020

for the annuity contracts listed below

This supplement describes a change to the annuity contracts listed below issued by Brighthouse Life Insurance Company or Brighthouse Life Insurance Company of NY (together with Brighthouse Life Insurance Company, “we” or “us”). This supplement should be read in its entirety and kept together with your prospectus for future reference. If you would like another copy of your prospectus, write to us at: Brighthouse Financial, P.O. Box 305075, Nashville, TN 37230-5075, call us at (888) 243-1932 or access the Securities and Exchange Commission’s website at http://sec.gov. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the prospectus.

Annuity Service Office Contact Information Change

Effective September 8, 2020, the Annuity Service Office contact information will change. Please use the new contact information listed below. We will continue to accept requests and elections at the old address until close of the New York Stock Exchange on October 8, 2020. After this date, requests and elections, including purchase payment and transaction requests, sent to an address other than the ones provided below, may be returned or there may be a delay in applying the payment or processing the transaction.

●	Address: Brighthouse Financial, P.O. Box 305075, Nashville, TN 37230-5075

●	Telephone: (888) 243-1932

●	Fax: Brighthouse Policy Holder Services, (877) 246-8424

●	Website: brighthousefinancial.com

This change does not affect any of your contractual provisions. All rights and benefits you have with your Contract remain the same.

Supplement to the prospectus for the following annuity contracts:

Brighthouse Life Insurance Company

Brighthouse Shield® Level 10 Annuity

Brighthouse Shield® Level Select Advisory Annuity

Brighthouse Life Insurance Company of NY

Brighthouse Shield® Level 10 Annuity

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

SUPP-SL10-SLA-0920